Exhibit 4.39

Federal Supervisory Service for Communications

Addendum No. 2

to License No. 30261 (Account Series A 030163)

dated December 30, 2003

The line “Start of services’ rendering (not later than)” of the Licensee title-page shall be revised to read as follows:

“December 30, 2005”

Deputy Manager,
Federal Supervisory Service for Communications	S. A. Malyanov

April 26, 2005